Exhibit 99.1

Menlo Therapeutics Inc. Announces Pricing of Initial Public Offering of Common Stock
REDWOOD CITY, Calif., January 24, 2018 – Menlo Therapeutics Inc. (NASDAQ:MNLO) today announced the pricing of the Company’s initial public offering of 7,000,000 shares of common stock at a public offering price of $17.00 per share, before underwriting discounts. All of the shares of common stock are being offered by Menlo. The Company has also granted the underwriters a 30-day option to purchase from the Company an additional 1,050,000 shares of common stock at the initial public offering price, less the underwriting discount. Menlo’s common stock has been approved for listing on The Nasdaq Global Select Market and is expected to begin trading under the ticker symbol “MNLO” on January 25, 2018. The offering is expected to close on January 29, 2018, subject to customary closing conditions.
Jefferies LLC, Piper Jaffray & Co. and Guggenheim Securities, LLC are acting as joint book running managers for the proposed offering. JMP Securities is acting as the lead manager for this offering.
A registration statement relating to the shares being sold in this offering was declared effective by the Securities and Exchange Commission on January 24, 2018. The offering of these shares will be made only by means of a prospectus. Copies of the prospectus may be obtained from: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022; by phone at 1-877-821-7388; or by email at Prospectus_Department@Jefferies.com; Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402; by phone at 1-800-503-4611; or by email at prospectus@pjc.com; or Guggenheim Securities, LLC, Attention: Capital Markets Syndicate, 330 Madison Avenue, 8th Floor, New York, New York 10017 or by email at gsprospectusdelivery@guggenheimpartners.com.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.
About Menlo Therapeutics
Menlo Therapeutics Inc. is a late-stage biopharmaceutical company focused on the development of serlopitant, a once-daily oral NK1 receptor antagonist, for the treatment of pruritus associated with various underlying dermatologic conditions and for refractory chronic cough. The company has initiated a broad clinical development program for serlopitant including Phase 2 studies for the treatment of pruritus associated with atopic dermatitis, pruritus associated with psoriasis, and refractory chronic cough, and expects to start Phase 3 trials for the treatment of pruritus associated with prurigo nodularis in the first half of 2018. Menlo Therapeutics has worldwide rights to serlopitant, excluding Japan where Menlo Therapeutics has licensed serlopitant to JT Torii.

Exhibit 99.1

Contact for Menlo Therapeutics: media@menlotx.com
Investor Contact: patti.bank@westwicke.com